Exhibit 10.7

Pegasus Communications Corporation 2005 Short-Term Incentive Plan (Corporate and Broadband)

     The 2005 Short-Term Incentive Plan (the “Plan”) of Pegasus Communications Corporation (the “Company”) is designed to align business, stockholder, and Participant interests, provide competitive compensation, and reward performance based on business achievements.

     In line with its purpose, participation in the Plan is accordingly restricted to those full-time employees of the Company or its business units who are in Management positions. To be entitled to payments under the terms of this Plan, employees must be employed by the Company and/or business unit at the time of payment.

     Employees who were hired by the Company or any of its business units after the start of the plan year, or who were promoted to a position eligible for Plan participation after the start of the plan year, may be designated Participants and be eligible as of their hire or promotion date.

     To be eligible for a payout, a Plan Participant must have satisfactory performance. If a participant is on a formal written warning, they are not eligible to receive a monthly incentive for 30 days from the date of the written warning and continued eligibility will be re-evaluated at the end of the 30 days. A Participant will be disqualified from Plan participation for acts of misconduct, including, but not limited to, falsification of records, manipulation of accounts, violation of policy, or other misconduct determined sufficient for disqualification.

     This Plan shall be administered by a committee appointed by the Chief Executive Officer of the Company (the “Committee”), which committee may consist of or include the Chief Executive Officer. This Committee shall be empowered to designate Plan Participants for the plan year, to determine target incentive award opportunities for each Participant, to establish performance standards for the Company and/or business units, and to determine whether a Plan Participant's performance is satisfactory. Following the end of the plan year, the Committee will measure the achievements of the overall Company or unit, as applicable, and determine the performance award payments earned by each Plan Participant. All determinations made by the Committee under the Plan shall be final and binding on the Participants, the Company, and any other parties.

     Each Plan Participant shall be assigned a short-term incentive target award opportunity which shall be expressed as a percentage of the Participant's annual base salary for the plan year (or for the portion of the year during which the employee participates in the Plan). Incentive percentages are established for each management level (e.g., manager, director, vice president, etc.) and are designed to reflect competitive incentive levels using market data and job responsibilities as a guide. Executive officers will have their incentive percentages established by the Company’s Compensation Committee or, in the absence of a compensation committee, by the Board of Directors of the Company or a committee established by the Board of Directors for this purpose.

     Payout is based upon achievement of business goals established and circulated to Plan Participants for a plan year. For 2005, business performance goals will be based on the following five criteria: households passed, ending subscribers, business revenue, VoIP revenue, and pre-marketing cash flow. Each of the five criteria is weighted equally and counts as 20% of the performance goals.

     The Committee shall have the right to adjust payouts in the event of significant windfalls, shortfalls, or other economic factors which are beyond the Participant's control. Short-term incentive Payouts will be made as soon as practical after performance is known and will be made in cash.

     For calendar year 2005, unless the Committee otherwise specifies, payouts will be based upon Participant's annual base salary as in effect on July 1, 2005 (or such later date that an employee becomes a Plan Participant).

     Nothing in this Plan shall be construed as guaranteeing any Participant any rights to continued employment with the Company or any of its business units, any rights to award payments with respect to any year in which the employee has been designated a Plan Participant, or any rights to continued Plan participation in subsequent years unless the Committee shall expressly designate the employee a Plan Participant in such subsequent years. In order to receive an award payment, a Participant must have been in the continuous full-time employ of the Company or a participating business unit for the entire period since first being designated a Plan Participant by the Committee, must be employed at the time of payment, and must have satisfactory performance.

     A Participant whose employment terminates for any reason other than death, permanent disability, or retirement will receive no incentive payments (including payments earned but not yet paid). A Participant whose employment terminates due to death, permanent disability, or retirement may, at the discretion of the Committee, receive payment of any incentive payments earned to the date of such termination (based on compensation through the date of termination). If a Participant dies prior to receiving his or her earned incentive, the Participant's spouse, or, in the case of an unmarried Participant, the Participant's estate, will be paid the employee's earned incentive payments.

     Participants who are promoted, reassigned or otherwise transferred during a calendar year will receive payout based upon (i) the length of time in each eligible position, (ii) the base salary for each eligible position, and (iii) the target percentage determined for each eligible position.

     The Plan is governed by the laws of the Commonwealth of Pennsylvania, except to the extent that federal law may apply.

     The Plan became effective for the plan year commencing on July 1, 2005 and shall continue in effect until December 31, 2005, unless it shall be extended by the Committee. The Committee shall be empowered to amend or terminate the Plan at anytime (including prior to payout of an award with respect to a year) and for any reason.